Exhibit 99.1

MVP REIT and MVP REIT II Merger Approved By Shareholders
- Creates the Premier REIT Focused on Parking Assets
- Will Be Renamed The Parking REIT

LAS VEGAS (Oct. 2, 2017) – MVP REIT, Inc. and MVP REIT II, Inc. announced today that at its 2017 Annual Meeting held on September 27, 2017, its shareholders voted to approve their previously announced proposed merger. With this approval, MVP I will merge with and into a wholly-owned merger subsidiary of MVP II with the merger subsidiary continuing as the surviving entity. In addition, the combined company will be renamed The Parking REIT, Inc.
"This merger represents a significant step in the evolution of our company. We believe there is a tremendous opportunity to consolidate assets in this truly unique and attractive category of properties," said Michael Shustek, chairman and chief executive officer of MVP I, and president, chief executive officer and chairman of the board of MVP II. "With this merger, The Parking REIT is singularly positioned with the platform, scale and expertise to be the leading owner of parking lots and garages in order to maximize value for our shareholders. This important milestone enhances our ability to acquire additional properties, taking advantage of a favorable supply/demand imbalance, while pursuing our next step of listing our shares of common stock on a national securities exchange."
All of the matters brought to vote at the meeting were approved, including the charter amendments associated with the merger, the election of each of the proposed members to the board of directors, and the appointment of RSM US LLP as the company's independent registered public accounting firm.
For additional details on the voting results of each matter submitted to the company's shareholders at the 2017 Annual Meeting, please see the company's SEC filings.

Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on MVP I's and MVP II's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MVP I and MVP II can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, the risk that MVP I and MVP II will not enter into a definitive agreement with respect to the Merger and other factors, including those set forth in the Risk Factors section of MVP I's and MVP II's respective most recent Annual Reports on Form 10-K filed with the SEC and other reports filed by MVP I and MVP II with the SEC, copies of which are available on the SEC's website, www.sec.gov. Neither MVP I nor MVP II undertakes any obligation to update these statements for revisions or changes after the date of this press release, except as required by law.
###

Contacts

For Media Inquiries:
Julie Leber Damon Elder
Spotlight Marketing Communications            Spotlight Marketing Communications
949.427.5172, ext. 703                     949.427.5172, ext. 702
julie@spotlightmarcom.com                 damon@spotlightmarcom.com

For Investor Inquiries:
Nikki Sacks, ICR
nikki.sacks@icrinc.com
203-682-8263